Exhibit 99.1

Global Marketing and Strategy Leader Martha Pease Joins BioSig Board of Directors

Fortune 500 business veteran brings unrivalled expertise in building brands and transformational tech innovation

Westport, CT, September 26, 2019 -- BioSig Technologies, Inc. (NASDAQ:BSGM), a medical device company developing a proprietary biomedical signal processing platform designed to address an unmet technology need for the electrophysiology (EP) marketplace, today announced that it appointed Ms. Martha Pease as an Independent Director.

Ms. Pease brings to the Company over 30 years of recognition and experience leading organizations in customer centric growth strategy and creating digital leverage powered by data analytics to increase shareholder value. Her global perspective, ability to navigate critical inflection points and direct expertise in scaling businesses and brands are hallmarks of her career. Ms. Pease began her career in advertising with DDB and Mobil Oil, shifting to the IBM Personal Computer account at Lord, Geller, Federico, Einstein and then moving rapidly up the account management ladder at BBDO as leader of the Apple Computer account portfolio. Across a range of executive roles, Ms. Pease has spearheaded major equity building initiatives for companies including Neutrogena, Domino’s, Lifetime TV, L’Oreal Paris, Pizza Hut and Lane Bryant. An on-air and online commentator for CNN, she analyzes the impact of breaking news on perceptions and leadership. Currently, Ms. Pease serves as a Partner and Director at BCG (Boston Consulting Group) focused on growth strategy and digital transformation with an emphasis on the healthcare sector. Ms. Pease holds a BA, with High Honors, in English Literature and Film History from Dartmouth College, and is a graduate of the Harvard Radcliffe Publishing Procedures Course at Harvard University.

“BioSig Technologies, Inc., led by Chairman and CEO Ken Londoner, along with the esteemed Board of Directors and the extraordinary leadership team, are driving their proprietary signal processing platform to the next level of growth and impact. I’m honored to join the team as a Board Director and offer my brand building experience in innovative technology and consumer markets to help create new value in this exciting healthcare sector of electrophysiology,” commented Ms. Pease.

“Having been at the forefront of some of the most successful technology launches at IBM and Apple, Martha brings a unique perspective to our distinguished Board of Directors. Her expertise in brand management and building technology demand should be very advantageous to BioSig at this stage of our growth. We are thrilled to have Martha on the team and look forward to her contributions,” stated Kenneth L. Londoner, Founder, Chairman and CEO of BioSig Technologies, Inc.

Ms. Pease is the latest high-profile addition to BioSig’s Board of Directors, after investment banker and medtech industry veteran Samuel E. Navarro and former Chief Medical Officer of Celgene Dr. Jerome Zeldis, M.D., Ph.D joined the Company’s Board earlier this year.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP™ System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP™ System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Natasha Drapeau
BioSig Technologies, Inc.
Executive Vice President

54 Wilton Road, 2nd floor

Westport, CT 06880

ndrapeau@biosigtech.com

203-409-5444, x119